EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PepsiAmericas, Inc.

We consent to the use of our reports dated March 9, 2005, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the fiscal years 2004, 2003, and 2002, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005, and the effectiveness of internal control over financial reporting as of January 1, 2005, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of the beginning of fiscal year 2003.

/s/ KPMG LLP

Chicago, Illinois

December 21, 2005